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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     ------

                                   FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          DELAWARE                                               13-3317668
--------------------------------                          ---------------------
(State of incorporation or organization)                    (I.R.S. Employer
                                                            Identification No.)

399 EXECUTIVE BOULEVARD, ELMSFORD, NY                               10523
----------------------------------------                  ---------------------
(Address of principal executive offices)                          (Zip Code)

   If this form relates to the               If this form relates to the
   registration of a class of                registration of a class of
   securities pursuant to Section            securities pursuant to Section
   12(b) of the Exchange Act                 12(g) of the Exchange Act
   and is effective pursuant to,             and is effective pursuant to
   General Instruction A.(c),                General Instrution A.(d),
   please check the following                please check the following
   box. [ ]                                  box. [x]

SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                 Not Applicable


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                  WARRANTS TO PURCHASE SHARES OF COMMON STOCK
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                                (Title of Class)



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ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
-------           -------------------------------------------------------

         The description and terms of the warrants to purchase shares of our common stock (each, a "Warrant") are set forth in a Warrant Agreement (the "Warrant Agreement") dated as of December 18, 2000 by and between us and American Stock Transfer & Trust Company (the "Warrant Agent"). The Warrant Agreement and the form of certificate for the Warrants (each, a "Warrant Certificate") are attached as exhibits hereto. The following description of the Warrants does not purport to be complete and is qualified in its entirety by reference to such exhibits.

         Pursuant to the terms of settlement of a consolidated class action lawsuit filed by some of our stockholders, we will issue an aggregate of 863,647 Warrants, of which 215,910 Warrants have been issued as of March 31, 2002. Following the issuance thereof, each holder of a Warrant will have the right, which may be exercised on any business day until 5:00 p.m. on June 18, 2003, to receive from us the number of shares of common stock ("Warrant Shares") which the holder may at the time be entitled to receive upon payment of the exercise price then in effect for such Warrant. Notwithstanding anything to the contrary contained in the Warrant Agreement, the Warrants may not be excercised until the registration statement referred to in Section 2.03 of the Warrant Agreement has been declared effective by the Securities and Exchange Commission.

         Upon their original issuance, each Warrant will be exercisable for one Warrant Share and the initial exercise price of the Warrants will be $6.00 per Warrant Share (such price, as the same may be adjusted, is referred to as the "Exercise Price"). The Exercise Price is payable, upon the exercise of a Warrant, by certified or official bank check or by United States Postal Service money order to the Warrant Agent for our account, all in lawful money of the United States of America. The Warrants may be exercised or transferred in whole or in part; and in the event of any partial exercise or transfer, the warrantholder shall be entitled to receive a new Warrant Certificate representing the Warrants which have not been exercised or transferred. No fractional shares will be issued upon the exercise of Warrants. We may purchase or otherwise acquire the Warrants at our discretion.

         Upon the occurrence of certain events, the number of Warrant Shares issuable upon exercise of a Warrant may be increased or reduced and the Exercise Price may be adjusted upward or downward by not less than ten cents, or securities other than Warrant Shares may be issued upon exercise of a Warrant. Subject to the exceptions specified in the Warrant Agreement, adjustments to the number of Warrant Shares issuable upon exercise of a Warrant and the Exercise Price may be made if we:

         o declare a dividend payable in stock or make some other distribution on the outstanding shares of our common stock in shares of our common stock;

         o subdivide or reclassify the outstanding shares of our common stock into a greater number of shares; or

         o combine or reclassify the outstanding shares of our common stock into a smaller number of shares.

         In the case of a Reorganization, as defined in the Warrant Agreement, each outstanding Warrant shall automatically become exerciseable for the kind and amount of securities, cash or other assets receivable by a holder of the number of shares of common stock as would have been issuable upon exercise of such Warrant immediately before the closing of such Reorganization.
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         Prior to the exercise of any Warrant, the warrantholder shall not be entitled to any rights of a stockholder, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, except in case we:

         o declare a dividend payable in stock or make some other distribution on the outstanding shares of our common stock in shares of our common stock;

         o offer to the holders of our common stock as such rights to subscribe for or purchase any shares of any class of stock or any other rights or options; or

         o effect any reclassification of our common stock (other than a reclassificiation involving merely the subdivision or combination of outstanding shares of common stock), Reorganization or the liquidation, dissolution or winding up of the Company.

         The Warrant Agent may, without the consent or concurrence of any warrantholder, by supplemental agreement or otherwise, join with us in making any changes or corrections in the Warrant Agreement that shall in our judgment
(i) be required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error contained in the Warrant Agreement, (ii) add to our covenants and agreements or the covenants and agreements of the Warrant Agent in the Warrant Agreement such further covenants and agreements thereafter to be observed, or (iii) result in the surrender of any right or power reserved to or conferred upon us or the Warrant Agent in the Warrant Agreement, but which changes or corrections do not or will not adversely affect, alter or change the rights, privileges or immunities of the warrantholders. The Warrant Agent shall be entitled to rely on our counsel's written advice. Otherwise the Warrant Agreement and the terms of the Warrants may be amended by the written consent of us and the affirmative vote or written consent of warrantholders holding not less than one-half of the then outstanding Warrants, provided that "outstanding Warrants" shall include Warrants acquired by us, and that we shall be deemed a "Holder" with respect to any Warrants acquired by us


ITEM 2.           EXHIBITS
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4.1      Warrant Agreement by and between the Company and American Stock
         Transfer and Trust Co., dated as of December 18, 2000
4.2      Form of Warrant Certificate
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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                 AMERICAN BANK NOTE HOLOGRPHICS, INC.




                                 By: /s/ Kenneth H. Traub
                                    -------------------------------------------
                                 Name:    Kenneth H. Traub
                                 Title:   President and Chief Executive Officer


Dated:  May 3, 2002





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                     EXHIBIT INDEX




EXHIBIT NO.                      DESCRIPTION

4.1 Warrant Agreement by and between the Company and American Stock Transfer and Trust Co., dated as of December 18, 2000

4.2                              Form of Warrant Certificate